Exhibit 10.2

Execution Copy

SUPPLEMENTAL SAVINGS PLAN

FOR SALARIED EMPLOYEES OF

HELMERICH & PAYNE, INC.

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8.5	Records of Administration	11
8.6	Expenses	11
8.7	Liability	11
8.8	Claims Review Procedures	11
8.9	Finality of Determinations; Exhaustion of Remedies	12
8.10	Effect of Fiduciary Action	12

ARTICLE IX GENERAL PROVISIONS		13

9.1	Conditions of Employment Not Affected by Plan	13
9.2	Restrictions on Alienation of Benefits	13
9.3	Information Required of Participants	13
9.4	Tax Consequences Not Guaranteed	13
9.5	Benefits Payable to Incompetents	13
9.6	Severability	13
9.7	Tax Withholding	14

ARTICLE X AMENDMENT AND TERMINATION		14

ARTICLE XI MISCELLANEOUS PROVISIONS		14

11.1	Articles and Section Titles and Headings	14
11.2	Governing Law	14

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SUPPLEMENTAL SAVINGS PLAN

FOR SALARIED EMPLOYEES OF

HELMERICH & PAYNE, INC.

ARTICLE I
ESTABLISHMENT AND PURPOSE

1.1                                 Establishment.  Helmerich & Payne, Inc. (“Company”), established the Supplemental Savings Plan for Salaried Employees of Helmerich & Payne, Inc. effective November 1, 1993 (“Plan”).  The Company hereby amends and restates the Plan effective December 2, 2008.  This amendment and restatement applies to all amounts deferred under the Plan.

1.2                                 Purpose.  The Plan shall provide Eligible Employees the ability to defer payment of Compensation.  The Plan is also intended to provide the amount of the benefit which could otherwise be earned under the Helmerich & Payne, Inc. Employees’ 401(k)/Thrift Plan (the “Qualified Plan”) but which cannot be contributed due to the limitations imposed by (i) Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), which limits the annual compensation that may be taken into account in computing benefits under plans qualified under Sections 401(a) and 501(a) of the Code and (ii) Sections 401(k) and 402(g) of the Code which limits benefits that may be contributed by the Company as a “matching contribution” under Section 401(m) of the Code (collectively referred to as the “IRS Limitations”).

1.3                                 ERISA Status.  The Plan is intended to qualify for the exemptions provided under Title I of ERISA for plans that are not tax-qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees as defined in Section 201(2) of ERISA.

ARTICLE II
DEFINITIONS

2.1                                 Definitions.  For purposes of this Plan, the following definitions shall apply:

(a)                                  “Account” means the recordkeeping accounts maintained by the Company to record the payment obligation of the Company to a Participant as determined under the terms of this Plan.  The Company may maintain an Account to record the total obligation to the Participant under this Plan and component accounts to reflect amounts payable at different times and in different forms.  Reference to an Account means any such Account established by the Company as the context requires.

(b)                                 “Affiliate” means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

(c)                                  “Beneficiary” means the person, persons, trust, or other entity designated by a Participant on the beneficiary designation form adopted by the Company to receive benefits, if any, under this Plan at such Participant’s death pursuant to Section 6.5.

(d)                                 “Board” means the Board of Directors of the Company.

(e)                                  “Change of Control Event” shall mean:

(i)                                     The date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that, together with stock held by such person or group, constitutes more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control Event:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition of additional stock by a person or group already considered to own more than 50% of the Outstanding Company Common Stock or Outstanding Company Voting Securities; or

(ii)                                  The date a majority of the individuals who, as of December 2, 2008, constitute the Board (the “Incumbent Board”) are replaced during any 12-month period; provided, however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)                               The date any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; provided that, if a Change of Control Event occurs by reason of an acquisition described in this paragraph (iii), no additional Change of Control Event shall be deemed to occur under this paragraph (iii) or paragraph (i) by reason of the acquisition of additional control of the Company by the same Person.

(iv)                              The date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all or substantially all of the assets of the Company, unless such assets are transferred to:

(1)                                  A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(2)                                  An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(3)                                  A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(4)                                  An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection 2.1(e)(iv)(3) herein.

For purposes of subsection (iv) and except as otherwise provided in subparagraph (iv)(1), a person’s status is determined immediately after the transfer of the assets.

(f)                                    “Cimarex Participants” means those Participants who were previously employed by the Company and who are currently employed by Cimarex Energy Co. on December 2, 2008 as a result of a spin-off of the Company’s exploration and production assets in 2002.

(g)                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any Regulations relating thereto.

(h)                                 “Compensation” shall mean: (1) any (i) base wages, (ii) overtime pay, (iii) pay received for vacation, holidays, bereavement, jury duty or military service, (iv) pay for meeting time (such as new hire, safety or school meetings), (v) travel time pay, (vi) bonuses (excluding new hire bonus, Wal-Mart bonus and special bonus), (vii) longevity pay, and (viii) other extraordinary pay (such as hurricane pay or back pay) and (2) any amount deferred by a Participant pursuant to Section 401(k), Section 125, Section 402(a)(8), Section 402(h) or Section 403(b) of the Code with respect to employee benefit plans sponsored by the Employer and any amounts deferred under this Plan.

(i)                                     “Committee” means the Human Resources Committee which shall consist of at least three members of the Board who shall be appointed by the Board.

(j)                                     “Credited Earnings” means the gains or losses applied to a Participant’s Account pursuant to Section 7.2.

(k)                                  “Deferred Amount” means the portion of a Participant’s Compensation which the Participant elects to defer pursuant to Article IV.  Deferred Amounts shall be determined by reference to the Plan Year in which the amount was deferred by the Participant.

(l)                                     “Disabled” or “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months.  A Participant will be deemed to be Disabled if the Participant becomes eligible to receive disability benefits under the long-term disability benefit plan sponsored by the Company for a period of three (3) months or more.

(m)                               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n)                                 “Eligible Employee” means an employee who is designated by the Committee as belonging to a “select group of management or highly compensated employees,” as such phrase is defined under ERISA and employed at a minimum salary level designated from time to time by the Committee.

(o)                                 “Employer” shall mean the Company and/or any Affiliate that employs the Participants.

(p)                                 “Participant” means an Eligible Employee who has Deferred Amounts and/or Supplemental Company Matching Contributions credited to an Account under this Plan.

(q)                                 “Plan” means this Supplemental Savings Plan for Salaried Employees of Helmerich & Payne, Inc., as amended and restated effective December 2, 2008.

(r)                                    “Plan Year” means the 12-month period beginning on January 1st and ending on December 31st.

(s)                                  “Qualified Plan” means the Helmerich & Payne, Inc. Employees’ 401(k)/Thrift Plan.

(t)                                    “Separation from Service.”  A Participant incurs a Separation from Service upon termination of employment with the Employer under the circumstances described below.  Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

Except in the case of a Participant on a bona fide leave of absence as provided below, a Participant is deemed to have incurred a Separation from Service if the Employer and the Participant reasonably anticipated that the level of services to be performed by the Participant after a certain date would be reduced to 20% or less of the average services rendered by the Participant during the immediately preceding 12-month period (or the total period of employment, if less than 12 months), disregarding periods during which the Participant was on a bona fide leave of absence.

A Participant who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Participant’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.1(o) of the Plan, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative.

The Committee specifically reserves the right to determine whether a sale or other disposition of assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.  Such determination shall be made in accordance with the requirements of Code Section 409A.

(u)                                 “Specified Employee” means those employees of the Company who are determined by the Committee to be a “specified employee” in accordance with I.R.C. § 409A and the regulations promulgated thereunder.

(v)                                 “Supplemental Matching Contribution” means the contribution made by the Company for the benefit of a Participant under Article V of the Plan in any Plan Year.

2.2                                 Construction.  Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.

2.3                                 Funding.  The benefits described in this Plan are contractual obligations of the Employers to pay compensation for services, and shall constitute a liability to the Participants and/or their Beneficiaries in accordance with the terms hereof.  All amounts paid under this Plan shall be paid in cash from the general assets of the Employers and shall be subject to the general creditors of the Company and the Employer of the Participant.  Benefits shall be reflected on the accounting records of the Employers but shall not be construed to create, or require the creation of, a trust, custodial or escrow account.  No special or separate fund need be established and no segregation of assets need be made to assure the payment of such benefits.  No Participant shall have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Employer may purchase, establish or accumulate to aid in providing the benefits described in this Plan.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between an Employer or the Company and a Participant or any other person.  Provided, the Company may establish and/or continue a grantor trust as defined in Section 671 of the Code to provide a source of funding for amounts deferred hereunder.  Neither a Participant nor the Beneficiary of a Participant shall acquire any interest hereunder greater than that of an unsecured creditor of the Company or any Affiliate who is the Employer of such Participant.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

The Committee shall provide employees selected for participation in this Plan with notice of the employee’s selection for participation under this Plan and permit such Eligible Employee the opportunity to make an election pursuant to Article IV.  Such notice may be given at such time and in such manner as the Committee may determine.  All determinations as to an employee’s status as an Eligible Employee shall be made by the Committee.  The determinations of the Committee shall be final and binding on all employees.  Eligible Employees who have made an election under this Plan shall continue as a Participant as long as there is a balance credited to his or her Account.

ARTICLE IV
ELECTIVE DEFERRALS

4.1                                 Deferrals.  An Eligible Employee may elect to defer up to 40% of Compensation as long as such deferral does not reduce such Eligible Employee’s Compensation below an amount necessary to satisfy applicable withholding tax obligations, benefit plan contributions, and income tax withholding obligations.  The Participant may elect a different percentage of deferral rates between base salary and bonus components of Compensation.

4.2                                 Timing of Deferral Election.  An Eligible Employee must file a deferral election form for each Plan Year.  Except as may be permitted by the Code or the regulations adopted thereunder, the election to defer Compensation shall apply to Compensation earned during the Plan Year which commences immediately following the Plan Year in which the election is made and is irrevocable except as otherwise provided herein.  Elections to defer Compensation must be completed and filed before December 31 of the year immediately preceding the Plan Year in which the election is to apply.

4.3                                 Election Forms.  All elections to defer shall be made on a deferral election form.  In addition to the deferral election form, a Participant may be required by the Committee to complete additional forms such that they have adequate information concerning the Deferred Amount, timing of distributions and the form of payment, if applicable.

4.4                                 Hardship Withdrawal Under Qualified Plan.  If a Participant makes a “hardship withdrawal” under the Qualified Plan and such Participant is prohibited from making future contributions under such Qualified Plan (and this Plan) by the terms of such qualified retirement plan, then, contributions by the Participant under this Plan shall be automatically suspended until Participant contributions are again permitted under the Qualified Plan.

ARTICLE V
SUPPLEMENTAL MATCHING CONTRIBUTIONS

Each Plan Year, the Company will make a Supplemental Matching Contribution to this Plan on behalf of each Participant in an amount equal to (a) minus (b) below:

(a)                                  5% of the Participant’s Compensation;

(b)                                 5% of such Participant’s “eligible 401(k) compensation” which shall, for purposes of this Article V, be defined as the Participant’s Compensation less the Participant’s Deferred Amount up to the IRS Limitations for the applicable Plan Year.

Provided, however, the Supplemental Matching Contribution cannot exceed the Participant’s Deferred Amount for the applicable Plan Year.

ARTICLE VI

PAYMENT

6.1           Payment Events.

(a)           General.  Unless previously distributed in accordance with the terms of a Scheduled Distribution or otherwise provided in Section 6.1(b), a Participant’s Account shall become payable at the time and in the form described in this Article upon the earlier to occur of the following events: (i) a Participant’s Separation from Service; (ii) a Participant’s Disability; (iii) a Change of Control Event or (iv) the Participant’s death.

(b)           Cimarex Participants.  With respect to Cimarex Participants, payment of a Cimarex Participant’s Account shall commence upon the earlier of the Scheduled Distribution date or death.

6.2           Method of Payment Upon Separation from Service or Disability.  A Participant must specify on the election form for each Plan Year the method of payment of the portion of Participant’s Account attributable to such Plan Year.  A Participant may designate payment in the form of a single lump sum payment or annual installment payments payable over a period of 2—10 years.  Installment payments shall be paid annually, with the first installment paid on the first business day of the seventh month following the Participant’s Separation from Service or within 90 days of the date the Participant is Disabled and each subsequent installment paid on an annual basis until all installment payments have been paid.  If the Participant (i) fails to make an effective designation as to the method of payment or (ii) elects to receive payment in the form of a lump sum, payment shall be automatically made in the form of a single lump sum payment within 30 days of the first business day of the seventh month following Separation from Service or in the case of Disability, within 90 days of the date the Participant was Disabled.

6.3           Method of Payment Upon a Change of Control Event.  Plan Account balances that are payable upon a Change of Control Event will become payable within 30 days of the occurrence of a Change of Control Event.  A Participant may designate payment in the form of a single lump sum payment or annual installment payments payable over a period of 2—10 years.  If the Participant fails to make an effective designation as to the method of payment, payment will be made in the form of a lump sum.

6.4           Method of Payment Upon Death.  If a Participant dies with a balance credited to the Participant’s Account, such balance shall be paid to the Participant’s Beneficiary.  If the Participant dies prior to the time of payment of the Account, the then current balance of each of the Participant’s Account or subaccount shall be paid to the Participant’s Beneficiary in a lump sum commencing within 90 days of the date of Participant’s death.  If payment of Participant’s Account has commenced as of the date of Participant’s death, the then current balance of each Account or subaccount payable to a Beneficiary shall be paid under the method designated for the payment of such amount by the Participant commencing within 90 days of the date of Participant’s death.  Each Beneficiary of a deceased Participant who is eligible to receive payments under this Section shall have the amounts to be paid to such Beneficiary allocated to a subaccount in the name of the Beneficiary under the deceased Participant’s Account.  Such subaccount shall be adjusted from time to time as provided in Article VII.

6.5           Scheduled Distribution.  A Participant may schedule distribution of the Deferred Amounts and Credited Earnings thereon that are attributable to a particular Plan Year (“Scheduled Distribution”) to commence in a specified Plan Year.  Participants must request a Scheduled Distribution on the deferral election form that is submitted for that Plan Year.  Except as provided in Section 6.10, if a Participant fails to elect a Scheduled Distribution prior to the date deferrals begin for that Plan Year, that Participant will not be eligible to obtain a Scheduled Distribution for such Plan Year.

  (a)                            The Participant may elect either a lump sum payment payable in January of the Plan Year selected or annual installment payments for a period of 2 to 5 years.

  (b)                           A Participant may postpone payment of a Scheduled Distribution to a date at least five years later than the previously Scheduled Distribution date by filing a written request with the Committee at least twelve months prior to the date the Scheduled Distribution is scheduled to begin.

  (c)                            In the event of Separation from Service, Disability, the occurrence of a Change of Control Event or death, payment of Participant’s Accounts (except for Cimarex Participants) shall be determined with respect to provisions of this Plan and elections made in reference to such events, without regard to the otherwise Scheduled Distribution which shall be deemed to be cancelled.

6.6           Payment to Specified Employees Upon Separation from Service.  In no event shall a Specified Employee receive a payment under this Plan following a Separation from Service prior to the first business day of the seventh month following the date of Separation from Service.

6.7           Changes in Method of Payment.  Except as provided in Section 6.10, the method of payment may be changed from time to time by the Participant, but in no event will such change be considered valid if the change occurs within the twelve-month period prior to the date payment would have otherwise commenced.  Any requests to change the method of payment will not take effect for twelve months following the date it is received by the Committee and the first payment with respect to such election is deferred for a period of five years from the date such payment would otherwise have been made.

6.8           Beneficiary Designations.  A Participant shall designate on a beneficiary designation form a Beneficiary who, upon the Participant’s death, will receive payments that otherwise would have been paid to him under the Plan.  All Beneficiary designations shall be in writing.  Any such designation shall be effective only if and when delivered to the Committee during the lifetime of the Participant.  A Participant may change a Beneficiary or Beneficiaries by filing a new beneficiary designation form.  The latest beneficiary designation form shall apply to the combined Accounts and subaccounts of the Participant.  If a Beneficiary of a Participant predeceases the Participant, the designation of such Beneficiary shall be void.  If a Beneficiary to whom benefits under the Plan remain unpaid dies after the Participant and the Participant failed to specify a contingent Beneficiary on the appropriate beneficiary designation form, the remainder of such death benefit payments shall be paid to such Beneficiary’s estate. If a Participant fails to designate a Beneficiary with respect to any death benefit payments or if such designation is ineffective, in whole or in part, any payment that otherwise would have been paid to such Participant shall be paid to the Participant’s estate.

6.9           Small Account Balances.  If, upon Separation from Service, the value of the Participant’s Account is less than $10,000, the balance of such Account shall be paid in a single lump sum.

6.10         Transition Rule Exceptions.  Under the transition guidance issued by the Internal Revenue Service under Section  409A of the Code, an exception to the general timing rules shall apply to Account balances subject to Section 409A.  Participants’ elections may be revised with respect to both the time and form of payment provided that (i) it is filed on or before December 31, 2008; (ii) it does not cause amounts that were otherwise payable in 2008 to be paid in a subsequent year; and (iii) does not provide for amounts payable in a subsequent year to be paid in 2008.  The Committee will administer this provision to ensure compliance with IRS Notice 2006-79.

ARTICLE VII

ACCOUNTS AND INVESTMENT

7.1           Participant Accounts.  The Committee shall maintain, or cause to be maintained, a bookkeeping Account for each Participant for the purpose of accounting for the Participant’s interest under the Plan.  The Committee shall maintain within each Participant’s Account such subaccounts as may be necessary to identify each separate Deferred Amount, Supplemental Company Matching Contribution and Credited Earnings attributable thereto, by reference to the Plan Year to which each Deferred Amount and Supplemental Company Matching Contribution relates.  The combination of the subaccounts maintained in the name of a Participant shall comprise the Participant’s Account.

7.2           Adjustment of Accounts.  Each Participant’s Account shall be adjusted to reflect all Deferred Amounts and Supplemental Company Matching Contributions credited to the Participant’s Account, all positive or negative Credited Earnings credited or debited to the Participant’s Account as provided by Section 7.3, and all payments charged to the Participant’s Account.  A Participant’s Deferred Amount shall be credited to such Participant’s Account as of the date on which the amount being deferred would have become payable to the Participant absent the election to defer, or on such other date as the Committee specifies, and shall be credited to the applicable subaccount within such Account by reference to the applicable Plan Year.  Supplemental Company Matching Contributions shall be credited to a Participant’s Account.  Charges to a Participant’s Account to reflect payments shall be made as of the date of any such payment and charged to the applicable subaccount within such Account.  As of any relevant date, the balance standing to the credit of a Participant’s Account, and each separate subaccount comprising such Account, shall be the respective balance in such Account and the component subaccounts as of the close of business on such date after all applicable credits, debits and charges have been posted.

7.3           Investment of Account.   The Committee will offer Participants a selection of benchmark funds as deemed investment alternatives.  The benchmark funds offered will be determined in the sole discretion of the Committee.  Each Participant may select among the different benchmark funds offered.  The deemed investments in benchmark funds are only for the purpose of determining the Company’s payment obligation under the Plan.  Credited Earnings shall be allocated to a Participant’s Account pursuant to the performance of the benchmark funds selected by the Participant.  A Participant may, as frequently as daily, modify his election of benchmark funds through procedures designated by the Committee.  Such modification will be in accordance with rules and procedures adopted by the Committee.

7.4           Vesting.  Subject to the conditions and limitations on payment of benefits under the Plan, a Participant shall always have a fully vested and nonforfeitable beneficial interest in the balance standing to the credit of the Participant’s Account.

7.5           Account Statements.  The Committee shall provide each Participant with a statement of the status of the Participant’s Account under the Plan.  The Committee shall provide such statement annually or at such other times as the Committee may determine.  Annual statements shall be in the format prescribed by the Committee.

ARTICLE VIII

ADMINISTRATION

8.1           Administration.  The Plan shall be administered, construed and interpreted by the Committee.  The Committee shall have the sole authority and discretion to determine eligibility and to construe the terms of the Plan.  The determinations by the Committee as to any disputed questions arising under the Plan, including the employees who are eligible to be Participants in the Plan, the amounts payable under the Plan, and the construction and interpretation by the Committee of any provision of the Plan, shall be final, conclusive and binding upon all persons including Participants, their beneficiaries, the Company, its stockholders and employees and the Employers.  The Committee may, by resolution, in its discretion, delegate certain administrative duties to a committee comprised of employees of the Company.  References to “Committee” in this Article VIII shall include the Committee as well as any designees.

8.2           Indemnification and Exculpation.  The members of the Committee and its agents shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding.  The foregoing provisions shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

8.3           Rules of Conduct.  The Committee shall adopt such rules for the conduct of its business and the administration of this Plan as it considers desirable, provided they do not conflict with the provisions of this Plan.

8.4           Legal, Accounting, Clerical and Other Services.  The Committee may authorize one or more if its members or any agent to act on its behalf and may contract for legal,

accounting, clerical and other services to carry out this Plan.  The Company shall pay all expenses of the Committee.

8.5           Records of Administration.  The Committee shall keep records reflecting the administration of this Plan which shall be subject to audit by the Company.

8.6           Expenses.  The expenses of administering the Plan shall be paid by the Company.

8.7           Liability.  No member of the Board of Directors or of the Committee shall be liable for any act or action, whether of commission or omission, taken by any other member, or by any officer, agent, or employee of the Company or of any such body, nor, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.

8.8           Claims Review Procedures.  The following claim procedures shall apply to the Plan.

(a)           Denial of Claim.  If a claim for benefits is wholly or partially denied, the claimant shall be given notice in writing of the denial within a reasonable time after the receipt of the claim, but not later than 90 days after the receipt of the claim.  However, if special circumstances require an extension, written notice of the extension shall be furnished to the claimant before the termination of the 90-day period.  In no event shall the extension exceed a period of 90 days after the expiration of the initial 90-day period.  The notice of the denial shall contain the following information written in a manner that may be understood by a claimant:

(i)            The specific reasons for the denial;

(ii)           Specific reference to pertinent Plan provisions on which the denial is based;

(iii)          A description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary;

(iv)          An explanation that a full and fair review by the Committee of the denial may be requested by the claimant or his authorized representative by filing a written request for a review with the Committee within 60 days after the notice of the denial is received; and

(v)           If a request for review is filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the 60-day period described in subsection 8.8(a)(iv).

(b)           Decisions After Review.  The decision of the Committee with respect to the review of the denial shall be made promptly and in writing, but not later than 60 days after the Committee receives the request for the review.  However, if special circumstances require an extension of time, a decision shall be rendered not later than 120 days after the receipt of the request for review.  A written notice of the extension shall be furnished to the claimant prior to the expiration of the initial 60-day period.  The claimant shall be given a copy of the decision, which shall state, in a manner calculated to be understood by the claimant, the specific reasons for the decision and specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

(c)           Other Procedures.  Notwithstanding the foregoing, the Committee may, in its discretion, adopt different procedures for different claims without being bound by past actions.  Any procedures adopted, however, shall be designed to afford a claimant a full and fair review of his claim and shall comply with applicable regulations under ERISA.

8.9           Finality of Determinations; Exhaustion of Remedies.  To the extent permitted by law, decisions reached under the claims procedures set forth in Section 8.8 shall be final and binding on all parties.  No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under Section 8.8.  In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure.  Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived.  Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was arbitrary, capricious or an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.  This Section shall have no application during the 24-month period following a Change of Control Event as to a claim which is first asserted or first denied after the Change of Control Event and, as to such a claim, the de novo standard of judicial review shall apply.  After the expiration of the 24-month period following a Change of Control Event, then, this Section shall again apply until the occurrence of a subsequent Change of Control Event.

8.10         Effect of Fiduciary Action.  The Plan shall be interpreted by the Committee and all Plan fiduciaries in accordance with the terms of the Plan and their intended meanings.  However, the Committee and all Plan fiduciaries shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment.  Except as stated in Section 8.9, the validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious.  To the extent the Committee or any Plan fiduciary has been granted discretionary authority under the Plan, the Committee’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.  If any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in it sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee and all Plan fiduciaries in a fashion consistent with its intent, as determined by the Committee in its sole discretion.  The Committee, without the need for Board of Directors’ approval, may amend the Plan retroactively to cure any such ambiguity.  This Section may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee or by any Plan fiduciaries.  All actions taken and all determinations made in good faith by the Committee or by Plan fiduciaries shall be final and binding upon all persons claiming any interest in or under the Plan.  This Section shall not apply to fiduciary or Committee actions or interpretations which take place or are made during the 24-month period following a Change of Control Event.  After the expiration of the 24-month period following a Change of Control Event, then, this Section shall again apply until the occurrence of a subsequent Change of Control Event.

ARTICLE IX

GENERAL PROVISIONS

9.1           Conditions of Employment Not Affected by Plan.  The establishment and maintenance of the Plan shall not be construed as conferring any legal rights upon any Participant to the continuation of employment with the Company, nor shall the Plan interfere with the rights of the Company to discharge any Participant with or without cause.

9.2           Restrictions on Alienation of Benefits.  No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.  If any Participant or the Participant’s Beneficiary under this Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder, then, such right or benefit shall cease and terminate.

9.3           Information Required of Participants.  Payment of benefits shall begin as of the payment date(s) provided in this Plan and no formal claim shall be required therefor; provided, in the interest of orderly administration of the Plan, the Committee may make reasonable requests of Participants and Beneficiaries to furnish information which is reasonably necessary and appropriate to the orderly administration of the Plan, and, to that limited extent, payments under the Plan are conditioned upon the Participants and Beneficiaries promptly furnishing true, full and complete information as the Committee may reasonably request.

9.4           Tax Consequences Not Guaranteed.  The Company does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and shall not be liable to them if tax consequences they anticipate do not actually occur.  The Company shall have no obligation to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss).

9.5           Benefits Payable to Incompetents.  Any benefits payable hereunder to a minor or person under legal disability may be made, at the discretion of the Committee, (i) directly to the said person, or (ii) to a parent, spouse, relative by blood or marriage, or the legal representative of said person.  The Committee shall not be required to see to the application of any such payment, and the payee’s receipt shall be a full and final discharge of the Committee’s responsibility hereunder.

9.6           Severability.  If any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been contained therein.  The Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.

9.7           Tax Withholding.  The Employer may withhold from a payment or accrued benefit or from the Participant’s other compensation any federal, state, or local taxes required by law to be withheld with respect to such payment or accrued benefit and such sums as the Employer may reasonably estimate as necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to such payment.

ARTICLE X

AMENDMENT AND TERMINATION

The Board of Directors of the Company may amend, modify or terminate the Plan at any time and in any manner.  Provided, no amendment shall reduce any portion of a Participant’s Account that is vested.  Provided further, no amendment or proposed termination will be effective to the extent it provides for payment under this Plan in a manner that would result in a violation of I.R.C. § 409A.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1         Articles and Section Titles and Headings.  The titles and headings at the beginning of each Article and Section shall not be considered in construing the meaning of any provisions in this Plan.

11.2         Governing Law.  This Plan is subject to ERISA, but is exempt from most parts of ERISA since it is an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees.  In no event shall any references to ERISA in the Plan be construed to mean that the Plan is subject to any particular provisions of ERISA.  The Plan shall be governed and construed in accordance with federal law and the laws of the State of Oklahoma, except to the extent such laws are preempted by ERISA.

IN WITNESS WHEREOF, the Company and each Employer have caused this instrument to be executed by their duly authorized officers in a number of copies, each of which shall be deemed an original but all of which shall constitute one and the same instrument, effective December 2, 2008.

HELMERICH & PAYNE, INC, a Delaware corporation

By: